OXFORD INDUSTRIES, INC.
                            222 Piedmont Avenue, N.E.
                             Atlanta, Georgia 30308

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held October 5, 1998

To the Stockholders of
Oxford Industries, Inc.

     The Annual Meeting of Stockholders of Oxford Industries, Inc. will be held at the Company's principal offices, 222 Piedmont Avenue, N.E., Atlanta, Georgia, on Monday, October 5, 1998 at 3:00 p.m., local time, for the following purposes:

     (1) To elect four directors of the Company.

     (2) To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending May 28, 1999.

     (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on August 17, 1998 will be entitled to receive notice of and to vote at the meeting.



                                             DAVID K. GINN
                                             Secretary


     Atlanta, Georgia
     August 25, 1998

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

                             OXFORD INDUSTRIES, INC.
                            222 Piedmont Avenue, N.E.
                             Atlanta, Georgia 30308

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To Be Held October 5, 1998

     This proxy statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Oxford Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on October 5, 1998 and any adjournment thereof. This proxy statement and the accompanying proxy will be first mailed to stockholders on or about August 25, 1998.

     When a proxy is properly completed, signed and returned, the shares it represents will be voted as specified by the stockholder or, if no specifications are made, will be voted "FOR" each of the matters proposed by the Board of Directors in this proxy statement. In addition, the persons named in the proxy will vote the shares in their discretion upon any other matters that may properly come before the meeting. The Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters proposed in this proxy statement.

     A stockholder may revoke a proxy given pursuant to this solicitation at any time prior to the meeting by delivering to the Secretary of the Company either a written instrument of revocation or a properly signed proxy bearing a later date. In addition, the powers of the persons named in the proxy to vote the stockholder's shares will be suspended if the stockholder is present at the meeting and elects to vote in person.

     Only stockholders of record at the close of business on August 17, 1998 will be entitled to receive notice of and to vote at the meeting. Each stockholder is entitled to one vote per share of common stock held on such date. There were 8,635,728 shares outstanding on August 17, 1998.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

     The following table shows as of August 17, 1998 the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock, the number of shares beneficially owned by each such person and the percentage of the Company's outstanding common stock represented by such ownership. The nature of each person's beneficial ownership is described in the footnotes to the table.

                                                 Shares              Percent of
                                              Beneficially          Outstanding
Name and Address                                 Owned              Common Stock
----------------                              ------------          ------------
J. Hicks Lanier                                964,489(1)              11.2%
222 Piedmont Avenue, N.E
Atlanta, GA 30308

SunTrust Bank, Atlanta                       1,298,892(2)              15.0%
SunTrust Plaza
P.O. Box 4655
Atlanta, GA 30302

WEDGE Capital Management, LLP                  532,976(3)               6.2%
One First Union Center
301 South College Street
Charlotte, NC 28202

Dimensional Fund Advisors Inc.                 520,300(4)               6.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

-----------

(1) The shares beneficially owned by Mr. J. Hicks Lanier include (i) 243,617 shares held of record by Mr. Lanier with respect to which he has sole voting and investment powers, (ii) 170,000 shares held by a charitable foundation of which Mr. Lanier is a trustee and has sole voting power and shared investment power, (iii) 520,872 shares held by twenty trusts which benefit the late Mr. Sartain Lanier's children (including Mr. Lanier) and grandchildren with respect to which Mr. Lanier has sole voting power and shared investment power, and (iv) 30,000 shares which may be acquired within 60 days after August 17, 1998 by the exercise of stock options under the Company's stock option plan. Not included in the table are 205,164 shares held by the estate of Mr. Sartain Lanier which remain to be transferred to the charitable foundation of which Mr. Lanier is a trustee upon probation of Mr. Sartain Lanier's estate.

(2) The shares beneficially owned by SunTrust Bank, Atlanta include (i) 1,264,732 shares beneficially owned by or held in trusts or similar accounts for various members of the Lanier family, and (ii) 34,160 shares held by trusts or in similar accounts for persons other than members of the Lanier family. Of the shares shown in the table as beneficially owned by the Bank, the Bank has sole voting power over 878,457 shares, shared voting power over 20,000 shares, sole investment power over 846,968 shares and shared investment power over 411,333 shares. SunTrust Bank, Atlanta is a wholly-owned subsidiary of SunTrust Banks of Georgia, Inc., which is a wholly-owned subsidiary of SunTrust Banks, Inc. SunTrust Banks of Georgia, Inc. and SunTrust Banks, Inc. may also be deemed beneficial owners of the shares owned by SunTrust Bank, Atlanta. The Company has been advised by SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and

     SunTrust Banks, Inc. that they disclaim any beneficial interest in any of such shares.

(3) WEDGE Capital Management has shared voting power and shared investment power with respect to all such shares.

(4) The shares beneficially owned by Dimensional Fund Advisors Inc. ("DFA") include (i) 354,700 shares held of record by DFA with respect to which it has sole voting power, (ii) 111,800 shares held by the officers of The DFA Investment Trust Company (the "Trust"), and (iii) 53,800 shares held by the officers of DFA Investment Dimensions Group Inc. (the "Fund"). Persons who are officers of DFA also serve as officers of both the Trust and the Fund, which are open-end management investment companies registered under the Investment Company Act of 1940. These officers have sole voting power with respect to the shares owned by the Trust and the Fund. DFA has sole investment power with respect to all such shares. This information was obtained from a schedule 13G dated February 9, 1998.

Beneficial Ownership of Common Stock by Executive Officers and Directors

     The following table sets forth as of August 17, 1998 the number of shares of the Company's common stock beneficially owned by each director, by each nominee for director and by all directors and executive officers as a group, and the percentage of the Company's outstanding common stock represented by such beneficial ownership. Such persons had sole voting and investment power with respect to the shares listed except as otherwise noted.

                                                       Shares        Percent of
                                                     Beneficially   Outstanding
Name of Beneficial Owner                               Owned (1)    Common Stock
------------------------                             ------------   ------------
Ben B. Blount, Jr                                       56,684               *
L. Wayne Brantley                                       37,027               *
Cecil D. Conlee                                          3,000               *
Tom Gallagher                                            2,000               *
R. Larry Johnson                                        25,686(2)            *
J. Hicks Lanier                                        964,489(3)         11.2
J. Reese Lanier                                        390,991(4)          4.5%
Knowlton J. O'Reilly                                    30,000               *
Clarence B. Rogers, Jr                                   1,000               *
Robert E. Shaw                                           1,000               *
Robert C. Skinner                                       13,155               *
E. Jenner Wood                                             500               *
All Directors and Officers as a Group
(12 Individuals)                                     1,525,532            17.7%

--------------
     *Less than 1%

(1) Includes all shares which may be acquired within 60 days after August 17, 1998 by the exercise of stock options under the Company's stock option plans as follows: 13,000 shares by Mr. Blount, 16,800 shares by Mr. Brantley, 15,200 shares by Mr. Johnson, 30,000 shares by Mr. J. Hicks Lanier, 18,000 shares by Mr. O'Reilly and 13,000 shares by Mr. Skinner. Does not include shares beneficially owned by spouses and children of officers and directors, and such officers and directors disclaim beneficial ownership of such shares.

(2) Mr. Johnson failed to file a Form 4 with a transaction date of April 4, 1998 on a timely basis.

(3)  See footnote 1 under "Beneficial Ownership of Common Stock."

(4) The shares shown as beneficially owned by Mr. J. Reese Lanier include 352,400 shares held of record by Mr. J. Reese Lanier with respect to which he has sole voting and investment power, and 38,591 shares held by a charitable foundation with respect to which Mr. J. Reese Lanier has sole voting and investment power.

                             ELECTION OF DIRECTORS

Directors and Nominees

     The Board of Directors is divided into three classes that serve for staggered three-year terms. The Company's Articles of Incorporation (the "Articles") require that the number of directors be fixed in the Bylaws at a number not less than nine, which number can be increased or decreased to not less than nine by the Board or by a 75% stockholder vote. A plurality of votes cast is required to elect a member of the Board.

     There are presently 9 directors, with a tenth director standing for election. The Board has nominated Ms. Helen Ballard Weeks for election and Messrs. Ben B. Blount, Jr., Clarence B. Rogers, Jr., and E. Jenner Wood for re-election as Class III Directors to hold office until 2001. The terms of office of the Class III Directors will expire at the 1998 Annual Meeting.

     The Articles require that the number of directors must be so apportioned among the classes as to make all classes as nearly equal in number as possible. Accordingly, Classes I and II each have three members, and Class III will have four members. The directors in each class shall hold office until the annual meeting of stockholders held in the year during which their term ends and until their successors are elected and qualified.

     If a nominee becomes unable to serve as a director, the proxies will be voted for a substitute nominee or, in the discretion of the persons named in the proxy, will not be voted in order to allow the position to remain vacant until filled by the Board, or the Board will reduce the size of the full Board pursuant to the Articles. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director.

     The following table sets forth the name of each nominee and continuing director, the year in which he/she was first elected a director, a brief description of his/her principal occupation and business experience during the last five years, his/her directorships (if any) with other companies and his/her age as of August 25, 1998.

                         Year First              Principal Occupation,
                          Elected                 Business Experience,
Name                      Director               and Other Directorships                                        Age
----                      --------               -----------------------                                        ---
                          Nominees - Class III Directors - Terms Expire in 2001

Ben B. Blount, Jr           1987        Mr. Blount has been Executive Vice President -                          59
                                        Planning, Finance and Administration and Chief
                                        Financial Officer of the Company since July of 1995
                                        He had been Executive Vice President - Planning and
                                        Development of the Company since 1986.

Clarence B. Rogers, Jr      1995        Mr. Rogers has been Chairman of the Board of                            68
                                        EQUIFAX Inc. since 1992. He was President of
                                        EQUIFAX Inc. from 1987 until 1992 and was Chief
                                        Executive Officer of EQUIFAX Inc. from 1989 until
                                        1996. Mr. Rogers is a director of EQUIFAX Inc., Sears,
                                        Roebuck & Co., Morgan Stanley, Dean Witter,
                                        Discover & Co., Briggs & Stratton Corporation, Teleport
                                        Communications Group, Inc., and ChoicePoint, Inc.

Helen Ballard Weeks                     Ms. Weeks founded Ballard Designs, Inc., a home                         44
                                        furnishing catalog business in 1983. She presently
                                        serves as its Chief Executive Officer.

                        Year First                 Principal Occupation,
                          Elected                  Business Experience,
Name                     Director                 and Other Directorships                                       Age
----                     --------                 -----------------------                                       ---
E. Jenner Wood            1995          Mr. Wood has been Executive Vice President of                           47
                                        SunTrust Banks, Inc. since 1994. In 1994 he was
                                        Executive Vice President - Trust and Investment
                                        Services of SunTrust Banks, Inc. From 1991 until
                                        1994 he was Executive Vice President - Trusts and
                                        Investments of SunTrust Banks of Georgia, Inc.
                                        From 1990 until 1991 he was Executive Vice President -
                                        Corporate Banking of SunTrust Bank, Atlanta. Mr. Wood
                                        is also a director of Cotton States Life Insurance Co., Cotton
                                        States Mutual Insurance Co., and Crawford & Company.

                          Continuing - Class I Directors - Terms Expire in 1999

Cecil D. Conlee           1985          Mr. Conlee is Chairman of CGR Advisors, a real                          62
                                        estate advisory company, and he has held this position
                                        since 1990.  He was  President  of The Conlee  Company,  a real estate advisory company,  from  1983 to 1990.  From  1977 to 1983 he was
                                        President  of  Cousins Properties, Inc., a real estate development and investment company. He is also a director of Central Parking
                                        Corporation.

J. Reese Lanier (1)       1974          Mr. Lanier is self-employed in farming and related                      55
                                        businesses and has had this occupation for more than
                                        five years.

Knowlton J. O'Reilly      1987          Mr. O'Reilly has been Group Vice President of the                       58
                                        Company since 1978.

                          Continuing - Class II Directors - Terms Expire in 2000

J. Hicks Lanier (1)       1969          Mr. Lanier has been President of the Company since 1977.                58
                                        In 1981, he was elected Chairman of the Board of the
                                        Company. He is also a director of Crawford & Company,
                                        Shaw Industries, Inc., Genuine Parts Company, and
                                        SunTrust Banks of Georgia, Inc.

Tom Gallagher             1991          Mr. Gallagher is President of Genuine Parts Company,                    50
                                        a distributor of automotive replacement parts, and
                                        has held this position since 1990. He is also a director
                                        of Genuine Parts Company and National Services
                                        Industries, Inc.

Robert E. Shaw            1991          Mr. Shaw is Chairman of the Board and Chief Executive                  67
                                        Officer of Shaw Industries, Inc., a manufacturer and seller of carpeting to retailers and distributors.

-------------
(1) J. Hicks Lanier and J. Reese Lanier are cousins.

Certain Committees of the Board - Board Meetings

     Among the standing committees of the Board of Directors are the Stock Option and Compensation Committee and the Audit Committee. The Board of Directors has no standing nominating committee.

     Members of the Stock Option and Compensation Committee at this time are Messrs. Cecil D. Conlee, Chairman, Clarence B. Rogers, Jr. and Robert E. Shaw. The Committee establishes the compensation, including annual salary and an annual individual performance bonus, if any, for the Chairman of the Board and President of the Company. The Committee met once during the 1998 fiscal year.

     Members of the Audit Committee are Messrs. Tom Gallagher, Chairman, J. Reese Lanier and E. Jenner Wood. The Committee reviews with management and with the Company's internal audit staff and independent certified public accountants the scope and results of each year's audit of the Company's financial condition, the Company's internal audit and financial controls, and the Company's financial reporting activities. Both the internal auditors and the independent certified public accountants periodically report to the Committee. The Committee also makes recommendations to the full Board as to the appointment of the independent certified public accountants. The Committee met twice during the 1998 fiscal year.

Director Compensation

     Directors who are also Company employees are not compensated for their services as directors. Each non-employee director receives a quarterly fee of $4,000 and a meeting fee of $1,000 for each meeting of the full Board or any committee that he attends.

     The Board of Directors held four meetings during the 1998 fiscal year. During the 1998 fiscal year all directors attended 75% or more of the meetings of the Board and the committees on which they served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses compensation awarded to, earned by or paid during the three preceding fiscal years to the Company's Chief Executive Officer and its other executive officers.

                                                                                            Long-Term
                                                                                          Compensation
                                                                                        Award          Payouts
                                                                                        Stock         Long-Term
                                                       Annual       Compensation       Options        Incentive       All Other
Name and Principal Position               Year         Salary          Bonus           (Shares)        Payouts      Compensation (1)
------------------------------------------------------------------------------------------------------------------------------------
J. Hicks Lanier                           1998        $420,837        $270,080               0               0           6,855
   Chairman of the Board &                1997         407,060         150,000          25,000               0           7,062
   Chief Executive Officer                1996         368,444               0               0               0           6,323

Ben B. Blount, Jr                         1998        $351,781        $125,000               0               0           7,074
   Executive Vice President -             1997         352,266          58,915          25,000               0           6,488
   Planning, Finance and                  1996         309,312               0               0               0           5,492
   Administration and Chief
   Financial Officer

L. Wayne Brantley                         1998        $253,080        $ 55,000               0               0           4,083
   Group Vice President                   1997         243,477          26,724          25,000               0           4,256
                                          1996         225,309               0               0               0           2,510

R. Larry Johnson                          1998        $231,455        $ 90,000               0          $7,622(2)        3,741
   Group Vice President                   1997         223,599         122,850          25,000               0           3,826
                                          1996         207,879          30,051               0               0           3,426

Knowlton J. O'Reilly                      1998        $347,257        $ 12,000               0               0           5,776
   Group Vice President                   1997         351,349          79,318          25,000               0           6,272
                                          1996         312,424          30,809               0               0           5,361

Robert C. Skinner, Jr                     1998        $329,974        $150,000               0               0           1,340
   Group Vice President                   1997         313,851          35,405          25,000               0           1,247
                                          1996         290,510          22,017               0               0           1,174


(1) All other compensation includes Excess Group Life Insurance in the amounts of $6,633 for Mr. Lanier, $5,555 for Mr. Blount, $3,894 for Mr. Brantley, $3,490 for Mr. Johnson, $5,554 for Mr. O'Reilly and $1,169 for Mr. Skinner. It also includes the Company's share of Split Dollar Life Insurance in the amounts of $222 for Mr. Lanier, $441 for Mr. Blount, $189 for Mr. Brantley, $251 for Mr. Johnson, $222 for Mr. O'Reilly and $126 for Mr. Skinner.

(2) This is the first installment of the pay-out pursuant to an incentive grant made to Mr. Johnson in 1995 under the Company's Long-Range Incentive Plan for Executives. Under the Company's Long-Range Incentive Plan for Executives a shadow asset account is created for certain key executives. If at the end of the three-year term of the grant the executive's business unit meets or exceeds return on asset goals established at the time of grant, the executive's shadow asset account is adjusted accordingly and the executive is awarded an amount equal to the increase in his shadow asset account. The pay-out of the award is made in three installments and payment is contingent on continued employment. No grants have been made under the Company's Long-Range Incentive Plan for Executives since 1995.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No stock options were granted in the fiscal year to the named executive officers. In addition, the Company does not grant stock appreciation rights.

                       AGGREGATED OPTION/SAR EXERCISES IN
                              LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning stock option/SAR exercises in fiscal 1998 by the named executive officers and the value of their unexercised options/SARs on May 29, 1998.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                                                     Value of
                                                                Number of Shares     Unexercised
                                   Shares                    Underlying Unexercised  In-the-Money
                                  Acquired           Value       Options/SARs at    Options/SARs at
Name                             On Exercise       Realized      Fiscal Year-End    Fiscal Year-End
----                             -----------       --------      ---------------    ---------------
                                                                  Exercisable/       Exercisable/
                                                                  Unexercisable      Unexercisable
J. Hicks Lanier                     4,000           $50,000          20,000             $195,939
                                                                     30,000              416,564
Ben B. Blount, Jr.                      0                 0          11,000              129,844
                                                                     24,000              372,501
L. Wayne Brantley                   7,500            93,281          10,100              123,235
                                                                     23,400              368,095
R. Larry Johnson                        0                 0           8,900              114,422
                                                                     22,600              362,220
Knowlton O'Reilly                       0                 0          11,000              129,844
                                                                     24,000              372,501
Robert C. Skinner, Jr.              5,000            82,500           6,000               44,063
                                                                     24,000              372,501

Compensation Committee Interlocks and Insider Participation

     Mr. Hicks Lanier, President and CEO of the Company, serves as a director of Shaw Industries, Inc. Mr. Robert Shaw, President and CEO of Shaw Industries, Inc., serves as a director of the Company and is a member of the Company's Stock Option and Compensation Committee.

Pension Plan

     The Company does not have a defined benefit retirement plan. Executive officers of the Company were not permitted to participate in the Company's defined contribution retirement plan.

Report of Stock Option and Compensation Committee

     The Stock Option and Compensation Committee of the Board of Directors is presently composed of three directors, none of whom is an employee of the Company. The Committee is responsible for administering the Company's employee stock option and restricted stock plans. It is also responsible for setting the salary for the Company's Chief Executive Officer. The Committee sets the bonus opportunity amount for the Company's Chief Executive Officer under the Company's Bonus Plan, and, if the Company achieves its performance targets, it determines the individual performance bonus amount, if any, for the Company's Chief
Executive Officer. The Committee normally meets formally once a year and informally through telephone meetings at other times during the year.

Compensation Study

     During the spring and summer of 1997, the William M. Mercer Company conducted a study of the Company's compensation programs for executives. Based on the results of this study the Company revised its programs in several significant ways. For certain senior executives the Company increased the performance-related aspects of compensation, i.e., the bonus potential and stock option awards. Also, in some instances salaries were increased. In light of these changes the Committee implemented similar changes with respect to the Company's Chief Executive Officer. The fiscal year just completed was the first year after implementation of these changes.

Compensation Policy

     The compensation policy of the Company is to pay for performance. Compensation practices for all executives, including all of the executive officers, are designed to encourage and reward the accomplishment of the objectives of the Company which, if achieved, will enhance shareholder value.

Executive Compensation Program

     The Company's executive compensation program has three main elements: salary, bonus, and stock options. The compensation of virtually all of the Company's executives is composed of these three elements.

     A job grade is assigned to each position in the Company depending on the responsibilities. For each job grade, a salary range is determined based on compensation surveys. An individual's salary is determined by the person's job grade and individual performance. The salary of each executive is set by the Company's executive officers and Group Vice Presidents. The salaries of the executive officers, except the Chief Executive Officer, are determined by the Chief Executive Officer.

     Each executive officer including the Chief Executive Officer participates in the Company's Management Bonus Program. This program is designed to encourage the achievement of the Company's profit objectives by rewarding executives when these objectives are met or exceeded.

     At the beginning of each fiscal year, return on net asset ("RONA") targets are established for each business unit and the Company as a whole. If a business unit's return on net assets for the fiscal year equal or exceed a threshold target and other requirements of the bonus plan are met, the individual will earn a bonus; the bonus amount increases as the business unit's RONA increases above the threshold target to a maximum amount. Also, if the threshold target is met or exceeded, the bonus for the business unit is adjusted upward or downward to reflect the business unit's sales increase or decrease. Finally, if the threshold target is met or exceeded, an individual may receive an additional bonus amount based on his or her individual accomplishments; this individual performance element cannot exceed one hundred percent of the individual's earned bonus.

     The bonus paid, if any, to Mr. Blount and the corporate staff is based on the Company's overall return on net assets. The bonus paid to Group Vice Presidents - Messrs. Brantley, Johnson, O'Reilly and Skinner, and other executives is based on the return on net assets for the executive's business unit or business units.

     Messrs. Lanier, Blount, and the Group Vice Presidents set the bonus targets for all other executives and approve individual performance bonuses. Mr. Lanier, with the concurrence of the Committee, determines the targets and individual performance bonuses for Mr. Blount and the Group Vice Presidents.

     One of the recommendations of the compensation study was that key executives of the Company be considered for stock option grants on a regular basis. For the Company's Chief Executive Officer and the other executive officers it was recommended that stock option grants be considered on a yearly basis. The Committee adopted this recommendation and in July 1998 awarded stock options to Messrs. Lanier, Blount and the Group Vice Presidents as well as other executives of the Company. The Committee believes that these grants more closely align the interests of the executives with those of the Company's shareholders in that the executive will not receive value for the grant unless the price of the stock increases.

Compensation of Chief Executive Officer

     For the fiscal year which ended on May 30, 1997 and prior years, the Company's Chief Executive Officer did not participate in the Company's Management Bonus Program. With respect to these years the Committee annually determined whether Mr. Lanier should receive a bonus and, if so, its amount.

     Beginning with the fiscal year ending on May 29, 1998, Mr. Lanier did participate in the Company's Management Bonus Program. Since the Company achieved 84.4% of targeted results Mr. Lanier's earned bonus was $168,800.

     In addition Mr. Lanier was eligible to receive an individual performance bonus in a range from 0 to 100% of his earned bonus. In determining the amount of this individual performance bonus the Committee took into account the Company's record sales and earnings and increased return on shareholders' equity to 16.3%. The Committee reviewed the strategic actions taken by Mr. Lanier which included the redirection of the Company's sourcing efforts to competitively priced overseas locations, the implementation of information and manufacturing systems to improve service to customers and the continuing reduction of expenses. Finally the Committee reviewed the individual performance bonuses being given to the other executive officers of the Company. The Committee awarded Mr. Lanier an individual performance bonus of 60% of his earned bonus, or $101,280, for a total bonus of $270,080 for fiscal year 1998.

     The Committee also reviewed Mr. Lanier's base salary. It considered the same performance factors mentioned with respect to his bonus, including the Company's record sales and earnings and the increase in return on stockholders' equity. The Committee reviewed the salary increases being given to the Company's other executive officers. Based on its assessment of these factors the Committee increased Mr. Lanier's base salary to $420,000 annually effective August 1, 1997. This represents a 5% increase in Mr. Lanier's base salary. (The Committee notes that in addition to base salary Mr. Lanier participates in some
Company-provided benefit programs such as life insurance and the Executive Savings Program which increase total base compensation as reported in the Proxy Statement.)

     The Committee determined that Mr. Lanier should continue to participate in the Company's Management Bonus Program. Under this Program the earned portion of Mr. Lanier's bonus (as well as the earned bonuses of other executives of the Company) will be determined by the Company's total return on net assets against predetermined targets. The threshold target, if achieved, would place the Company's performance in approximately the 50th percentile of all apparel companies; the midpoint target, if achieved, would approximate the upper part of the second quartile; and the maximum target, if achieved, should place the Company's performance in the top quartile.

     The Committee also determined an amount which will be paid to Mr. Lanier as his earned bonus if the Company's RONA targets are achieved. Mr. Lanier's target bonus amount for fiscal 1999 will be $208,000, an increase of 4% over the preceding year. The amount of the bonus will be adjusted upward or downward depending on the Company's sales-adjusted RONA, but in no event will a bonus be paid if the Company's results do not equal the threshold target. If the Company achieves the threshold return, Mr. Lanier's earned bonus will be increased or decreased depending on the Company's sales compared to the prior year. Mr. Lanier's formula-derived bonus will not increase above the amount earned at the maximum target level.

     The Committee will continue to have the discretion to award Mr. Lanier an individual performance bonus of up to 100% of his formula-derived bonus. When considering the amount, if any, of such an individual performance bonus, the Committee will evaluate the Company's sales, earnings and return on net assets, its total return to stockholders, the Company's relative performance compared to other apparel companies and Mr. Lanier's achievements during the year.

     As noted earlier, in July 1998 the Committee awarded stock options to the Company's executive officers and other executives. Mr. Lanier was granted an award of 10,000 shares. The Committee believes that this and previous stock option grants provide incentive for Mr. Lanier to maximize the Company's performance to the benefit of all shareholders.

Conclusion

     The Committee believes that the Company's executive compensation program is competitive and provides the appropriate mix of incentives to achieve the goals of the Company. The achievement of these goals will enhance the profitability of the Company and provide sustainable value to the Company's stockholders.

Respectfully submitted,

Cecil D. Conlee, Chairman
Clarence B. Rogers, Jr.
Robert E. Shaw

Performance Graph

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's stock against the cumulative total return of the S&P 500 Index and the S&P Apparel Index for the period of five years commencing June 1993 and ending May 29, 1998. The performance graph assumes an initial investment of $100 and reinvestment of dividends.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------------------------------------
                                        6/93        6/94        6/95        6/96       6/97       6/98
--------------------------------------------------------------------------------------------------------------
   Oxford Industries, Inc.              $100        $203        $115        $120       $166       $245
--------------------------------------------------------------------------------------------------------------
   S&P 500 Index                        $100        $105        $126        $161       $209       $273
--------------------------------------------------------------------------------------------------------------
   S&P Apparel                          $100         $88         $84        $122       $129       $217
--------------------------------------------------------------------------------------------------------------

Certain Transactions

     SunTrust Banks, Inc., SunTrust Banks of Georgia, Inc. and SunTrust Bank, Atlanta are principal stockholders of the Company (see "Beneficial Ownership of Common Stock - Principal Stockholders" above). Mr. E. Jenner Wood was Executive Vice President of SunTrust Banks, Inc. during the fiscal year. During the fiscal year ending May 29, 1998, SunTrust Bank, Atlanta made short-term loans to the Company under a line of credit arrangement. The maximum amount of loans outstanding under this arrangement at any time during the 1998 fiscal year was $54,500,000. SunTrust Bank, Atlanta also issues letters of credit on the Company's behalf in connection with the Company's purchases of imported goods. The greatest aggregate amount of outstanding letters of credit issued by SunTrust Bank, Atlanta on the Company's behalf during the 1998 fiscal year was $7,327,469. SunTrust Bank, Atlanta charges fees of approximately .20 percent of the outstanding amount of each letter of credit over a 360-day period. SunTrust Bank, Atlanta performs payroll and stock transfer services for the Company. The foregoing transactions with SunTrust Bank, Atlanta involve arm's length terms and conditions competitive with those obtainable from comparable banking institutions.

                             APPOINTMENT OF AUDITORS

     Acting on the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as auditors for the current year. Arthur Andersen LLP has served as auditors for the Company since 1986. The Board of Directors considers such accountants to be well qualified and recommends that the stockholders vote to ratify their appointment. Stockholder ratification of the appointment of auditors is not required by law; however, the Board of Directors considers the solicitation of stockholder ratification to be in the Company's and stockholders' best interests.

     In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of Arthur Andersen LLP, it is contemplated that the appointment of Arthur Andersen LLP for the fiscal year ending May 28, 1999 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select other auditors for the following year. A representative of Arthur Andersen LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he desires to do so and is expected to be available to respond to questions from stockholders.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report for the fiscal year ended May 29, 1998, including consolidated financial statements, is being mailed to stockholders.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company is supplying brokers, dealers, banks and voting trustees, or their nominees, with copies of this proxy statement and of the 1998 Annual Report for the purpose of soliciting proxies from beneficial owners of the Company's common stock, and the Company will reimburse such brokers and other record holders for their reasonable out-of-pocket expenditures made in such solicitation. Proxies may be solicited by employees of the Company by mail, telephone, telegraph and personal interview. The Company does not presently intend to pay compensation to any individual or firm for the solicitation of proxies. If management should deem it necessary and appropriate, however, the Company may retain the services of an outside individual or firm to assist in the solicitation of proxies.

                              STOCKHOLDER PROPOSALS

     Stockholders who wish to submit proposals to be included in the 1999 proxy materials and to be voted upon at the 1999 Annual Meeting must do so by May 1, 1999. Any such proposal should be presented in writing to the Secretary of the Company at the Company's principal offices.

                                  OTHER MATTERS

     The minutes of the Annual Meeting of Stockholders held on October 6, 1997 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes.

     The Board of Directors knows of no other matters to be brought before the meeting. If any other matters should come before the meeting, however, the persons named in the proxy will vote such proxy in accordance with their discretion on such matters.

                                                     DAVID K. GINN
                                                     Secretary

                                    [GRAPHIC]

                            OXFORD INDUSTRIES, INC.

                  222 Piedmont Avenue, N.E., Atlanta, GA 30308


                                    [GRAPHIC]


                            OXFORD INDUSTRIES, INC.

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 5, 1998